UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           Natural Health Trend Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    63888P109
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                                 (CUSIP Number)

                                 April 18, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 63888P109                 13G                       Page 1  of 3 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jonathan J. Pallin
    ###-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California, USA
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                  5    SOLE VOTING POWER

                       4,062,017
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             4,062,017
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,062,017
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.83%
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12  TYPE OF REPORTING PERSON*

    IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 63888P109                 13G                        Page 2 of 3 Pages


Item  1.

            a) Name of Issuer:      Natural Health Trend Corp.

            b) Address:             2161 Hutton Drive
                                    Suite 126
                                    Carrollton, TX 75006

Item  2.

            a) Name of Filer:       Jonathan J. Pallin

            b) Address of Filer:    4132 Chevy Chase Drive
                                    La Canada, CA 91011

            c) Citizenship:         California, USA

            d) Title of Class of Securities: Common Stock

            e) CUSIP Number:  63888P109

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_| Broker or Dealer registered under Section 15 of the Act
      (b)   |_| Bank as defined in section 3 (a) (6) of the Act
      (c)   |_| Insurance Company as defined in section 3 (a) (6) of the Act
      (d) |_| Investment Company registered under section 8 of the Investment Company Act
      (e) |_| Investment Adviser registered under section 203 of the Investment Advisers act of 1940
      (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_| Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                (G) (Note: See Item 7)
      (h)   |_| Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item  4.     Ownership

            a)    Amount beneficially owned: 4,062,017 (See Note A)
            b)    Percent of Class: 8.83%
            c)    Number of shares:
                        (i)   Sole voting power -- 4,062,017 (See Note A)
                        (ii)  Shared voting power -- na
                        (iii) Sole disposal power -- 4,062,017 (See Note A)
                        (iv)  Shared disposal power - na

CUSIP No. 63888P109                 13G                        Page 3 of 3 Pages


Item 5. Less than 5% beneficial ownership       na

Item 6. More than 5% on behalf of another       na

Item 7. Subsidiary      na

Item 8. If group        na

Item 9. Notice of Dissolution   na

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 23, 2001


By: /s/ Jonathan J. Pallin
    -------------------------
    Jonathan J. Pallin